EXHIBIT 99.1

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EDITED TRANSCRIPT

MOD - Q3 2013 Modine Manufacturing Company Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 01, 2013 / 2:00PM GMT

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CORPORATE  PARTICIPANTS

Kathy Powers Modine Manufacturing  Company - VP, Treasurer,  and IR
Tom Burke Modine Manufacturing Company - President and CEO
Mick Lucareli Modine Manufacturing Company - VP-Finance and CFO

CONFERENCE  CALL  PARTICIPANTS

David Leiker Robert W. Baird & Company, Inc. - Analyst
Mike Shlisky JPMorgan Chase & Co. - Analyst
Walt Liptak Barrington Research Associates, Inc. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2013 Modine Manufacturing  Company earnings conference call. I will be your coordinator for today. At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over to your host for today's call, Ms. Kathy Powers, Vice President, Treasurer and Investor Relations. Please proceed, ma'am.

Kathy Powers - Modine Manufacturing Company - VP, Treasurer,  and IR

Thank you. And thank you for joining us today for Modine's third-quarter fiscal 2013 earnings call. With me today are Modine's President and CEO, Tom Burke, and Mick Lucareli, our Vice President-Finance and Chief Financial Officer.

We will be using slides for today's presentation. Those links are available through both the webcast link as well as a PDF file posted  on the Investor

Relations section of our Company website, modine.com.

Also, should you need to exit the call prior to its conclusion, a replay will be available through our website beginning approximately two hours after the call concludes.

On slide two is an outline for today's call. Tom and Mick will provide comments on our third-quarter results and review our fiscal 2013 guidance. At the end of the call, there will be a question-and-answer session.

On slide three is our notice regarding forward-looking statements.

I wanted to remind you that this call may contain forward-looking statements as outlined in today's earnings release as well as in our Company's filings with the Securities and Exchange Commission.

With that, it is my pleasure to turn the call over to Tom Burke.

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Tom Burke - Modine Manufacturing Company - President and CEO

Thank you, Kathy, and good morning, everyone. As you would expect, Modine, like many others, was not immune to the continued  weakness in our end markets. We continued to see year-over-year  sales declines in the quarter in all of our segments except our Commercial Products group which reported a 5% increase.

Conditions in our Vehicular segments remained weak, but we are optimistic about industry projections that our primary markets will begin to strengthen later in calendar  2013. This year, OE manufacturers have been cautious about demand, resulting in extended shutdowns and lower order volumes.

Our revenue was down 12.6% compared to the prior year, largely driven by weak end markets, delayed program launches, and unfavorable currency exchange rates.

Please note that our financial results for the quarter include $9.7 million of impairment and restructuring charges, primarily related to the write-down of assets in Europe as a part of our European restructuring program. Excluding these charges, we reported earnings per share of $0.02, down $0.22 from a strong third quarter last year.

Mick will provide some more details on our financial results in a few minutes, but first I would like to comment briefly on our segment results.

Turning to page five, revenue was down in the North America segment primarily driven by lower sales to the off-highway customers while sales to commercial truck customers were relatively flat year over year. Looking forward, we expect mixed market conditions in North America for calendar 2013 with heavy truck production down, while medium truck and off-highway production will be up versus calendar 2012.

Our Europe segment's year-over-year sales remained depressed due to the wind down of the automotive module business and overall soft market conditions. The truck market remains weak and launch volumes related to Euro 6 compliant commercial vehicles continues to be slow. We originally anticipated strong launch volumes this year, given our new program awards, but now believe that Euro 5 truck sales will extend well into calendar 2013 particularly given the lack of incentives to pull forward Euro 6 production.

Our planned market share growth in the European commercial vehicle market is on Euro 6 programs so this delay has been a damper on our segment revenues. This, coupled with the planned wind down of the BMW module business, has negatively impacted financial results in the region. Of the $24 million decrease in sales during the quarter, approximately $12 million resulted from the BMW wind down and $5 million was related to the impact of the currency translation. Excluding these factors, sales in the region were down 5.5%.

Our calendar 2013 market outlook includes weak automotive and commercial vehicle markets, a flat construction market and some growth in agricultural equipment. We are making good progress in our European restructuring program and we will see positive results of these efforts in the fiscal new year.

As I mentioned earlier, we recorded $9.7 million of impairment and restructuring charges in this segment during the quarter, most of which consisted of non-cash asset impairment charges. We are in the process of consolidating our European regional headquarters and our technical center and will market the office building we are vacating to generate cash and lower our ongoing cost base.

Moving to South America on page six, sales were lower than prior year due to the impact of the pre-buy ahead of the January 2012 change in emissions standards in Brazil. We believe that of all of our regions, the Brazilian market has the best near-term market growth prospects. We are currently anticipating strong growth in the automotive, commercial vehicle and off-highway markets in calendar 2013 as compared to 2012.

We also expect to earn incremental business with several new equipment manufacturers in the region given our ability to provide locally produced content along with proven technology.

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Now, moving to Asia. Our off-highway customers continue to significantly reduce excavator production levels as compared  to the prior year in response to low demand and in high dealer inventories. We believe that the market is relatively stable at current levels, but that orders will remain weak through the first half of calendar of 2013 due to excess inventory, with recovery expected in the second half of the year.

Our Asia region continues to focus on cost control and organizational improvements while remaining focused on our growth opportunities. We have lowered our breakeven point in the region during the past six months and believe we can reduce it further.

We are also focused on diversifying our business model for this dynamic region. In China we concentrated our business around the heavy construction market, particularly excavators and have suffered from the impact of significant decline in this market. We are now aggressively diversifying our business based upon market needs and Modine's core capabilities.

For example, and this we have previously mentioned, we are near completion of the installation of our aluminum oil cooler production lines in our Shanghai facility. We are now in the process of launching many new programs with several key customers. The popularity of small displacement, turbocharged engines in the automotive market is proving to be a significant growth opportunity in China.

Turning to page seven. Sales in our Commercial Products segment were up 5.1%, driven by increased orders of chillers in the UK. This increase was anticipated  as pent-up demand was created by project delays, resulting primarily from the London Olympics and the UK recession. We see a continuing backlog of new projects well into calendar 2013.

In North America, our heating and cooling sales were down slightly from the prior year, resulting from a slowdown in our heating market over the past few months.  Year-over-year sales were up through October, but unusually warm weather caused November and December sales to decline.

In addition, we have fully transferred production of our recently acquired Geofinity ground source heat pump product line from Canada into our US facility, completing the transition well ahead of schedule. We have added new reps and distributors in key territories that will help to grow our presence in this new and rapidly growing market.

An important driver to sales for this market is a well trained sales force. We have therefore  recently forged a relationship with a local technical college to provide ongoing training to improve the capability level of our distribution channels to ensure we accelerate sales growth and exceed our customers' expectations.

We just returned from the annual air conditioning heating and refrigeration show in Dallas where we were able to show these new products along with other important introductions in our Commercial Product group. This includes the launch of additional high efficiency unit heater models, state-of-the-art school air-conditioning products and an important expansion to our packaged rooftop ventilation product line which is scheduled to launch early next fiscal year.

The response to these products was excellent, and I am very excited about the growth potential they will bring to the CPG segment.

And with that, I would like to turn it over to Mick for a full review of our financial performance and guidance.

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Good morning, everybody. Please turn to slide eight and I will walk through the income statement.

As Tom already mentioned,  during the quarter, ongoing weakness in our end markets combined with the BMW wind down and delayed truck launches led to lower year-over-year revenue. Also, foreign exchange continues to challenge our year-over-year comparisons. Excluding the foreign currency impact  sales decreased $38 million or 10%. All of our Vehicular segments experienced down revenue. Automotive sales were down 17%, largely due to the BMW wind down. Also our commercial vehicle and off-highway sales were down 18% and 19%, respectively.

But on a positive note we were able to limit our gross margin downside conversion to approximately 25%.

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Obviously, we remain highly focused on cost control in this environment. SG&A increased by $1.6 million but the prior year benefited from the reversal of a $2.3 million trade compliance accrual. So excluding that impact, SG&A spending would have actually been down versus the prior year.

I would like to point out that we recorded $9.7 million in impairment and restructuring charges during the quarter relating to our European restructuring activity. The combined impact on EPS was $0.21, so excluding impairment and restructuring charges, EPS was $0.02 during the quarter.

Turning to slide nine, we have a summary table that highlights the main restructuring costs incurred so far this year. And as you know, we are in the process of restructuring the European segment to match our strategic interests and cost requirements.

In the Q3 column, you see $1.4 million of cash restructuring  and $8.3 million of non-cash impairments. During the quarter, we made the decision to accelerate the sale of a portion of our European headquarters, which led to an impairment. The $1.4 million of cash restructuring  charges relates primarily to headcount  reductions. The actions taken so far will result in future economic benefits through a lower SG&A and lower fixed overhead costs plus a lower asset base. In fact, we expect to see meaningful benefits from this program next fiscal year.

Moving on to slide 10, let's take a quick look at the balance sheet and cash flows. Despite the volume challenges, third-quarter free cash flow was slightly positive at roughly $2 million. And in the first nine months of fiscal 2013, we generated $8 million of free cash flow, which is a $35 million improvement over the prior year. This was driven by a significant improvement in our operating cash flow during the first nine months which improved by $23 million.

Capital spending will pick up in the fourth quarter with an overall full-year target of $50 million to $55 million, which is still running well below our historical levels. And our balance sheet is stable with net debt to capital at 30% and $33 million of cash on hand.

So, moving on to slide 11. Let's take a closer look at North America where third-quarter  sales were down 8%. Overall our sales were in line with the decline in our end markets. Nearly half of the decline related to the off-highway market where we experienced a slowdown in orders during the quarter.

Despite the volume decline, our gross margin actually held up relatively well. And as I mentioned a moment ago, in the prior year, we reversed a $2.3 million reserve related to a trade compliance  issue that was successfully resolved. Excluding this impact, operating income would have been relatively flat.

As you can see in the upper right section of the slide, we are introducing our calendar 2013 market outlook in all targeted markets. And I do want to point out that we are in the middle of our planning process and we will provide specific guidance as it relates to Modine during our fourth-quarter communications.

But for North America, we anticipate the Class 8 market will decline 8% to 12%; the first half will have difficult comparables and then improve through the year. We expect the medium-duty market will be flat to slightly up, really continuing some of the momentum built this past year. And in the off-highway space, our agriculture and construction market forecasts range from flat to modest growth next year.

Moving on to slide 12. We have our European business. Third-quarter sales were down 17% from prior year, including the negative impact of foreign currency. On a constant currency basis, sales would have been down 14%. Also approximately half of the decline or $12 million was the impact of the BMW wind down.

Weakness and uncertainty in the Commercial Vehicle market is also impacting our revenue in Europe. We have experienced delays in launch activity as our customers adjust production in response to declining end market demand and a lack of incentives to pull forward Euro 6 production.

The gross margin decline was due to the lower volume and costs related to new program launches. On the positive side, SG&A declined by $1.6 million due to cost control and some early impacts from our restructuring actions.

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Looking ahead at our calendar 2013 market outlook, we anticipate the continuation of weak markets for autos and commercial vehicles. The off-highway market looks slightly more favorable with a range of flat to modest single-digit growth. And we also anticipate a EUR13 million reduction in BMW module sales next fiscal year. However, this is becoming much more manageable for us after absorbing approximately EUR38 million in reductions this fiscal year.

So, now turning to slide 13 we have our South American  business segment.  Sales decline as we continue to see the impact of the pre-buy of commercial vehicles ahead of the 2012 -- January 2012 change in emissions standards. In addition, the weakening of the Brazilian real accounted for nearly half of the sales decline. On a constant currency basis, sales would have been down 14% rather than the 25% as we reported. The gross margin declined 110 basis points on the lower sales volume but we continued to see sequential improvement through the year. Operating income declined $1.4 million as a result of the lower sales volume, which was partially offset with cost reductions.

We anticipate that year-over-year volumes will start to improve in the next quarter, and as for calendar 2013 we see volumes in the Commercial Vehicle market improving steadily throughout the year, increasing in the range of 8% to 12%. And we anticipate improvement in agricultural equipment and the aftermarket business as our outlook now shows volumes increasing by approximately 5% in both markets.

Turning now to slide 14 and the Asia business segment. Third-quarter sales were down 37% from the prior year as order rates in the China excavator market continued to be impacted by low demand and high inventory levels. Margins were down primarily as a result of lower sales volumes, and at current volumes, the segment is operating at low capacity utilization levels. But we have a solid book of business and the leadership team is working hard to lower the fixed cost structure.

There have been some recent indications of market improvement in China, but we are not seeing any material improvement yet, which is partly the result of excess OEM inventory levels.

We estimate that we have one to two quarters remaining with difficult year-over-year excavator market comparisons. In reviewing our calendar2013 market outlook, we see the China excavator market stabilizing but not showing meaningful improvement until the second half of the year.

New program launches -- new programs launching in India should result in moderate year-over-year growth in the Commercial Vehicle market. And with the new program launches, we expect to resume our revenue growth in Asia next year.

So flipping to slide 15 we have our Commercial Products group. Third-quarter sales were up 5% from the prior year, driven by higher sales in the UK chiller market. As Tom mentioned, North American heating sales were down slightly from the prior year due to the moderate early winter conditions.

Despite the higher sales, our gross margin declined about 140 basis points. This was due to the higher  sales mix of chillers, which are very profitable but have relatively lower gross margins.

SG&A increased $1.2 million from the prior year due to integration costs of the recently acquired Geofinity business and other product development spending. And as we look in calendar 2013, we are forecasting 2% to 4% market growth for our North American building products, HVAC products.

With regards to the UK chiller market, we currently expect an increase of 2% to 5%.

So let's turn now to our 2013 guidance on slide 16. Obviously end market volumes remain our single largest challenge.  With less than one quarter to go, we are affirming our EPS guidance, but lowering the upper end of the range. With projected revenue, we will be down 10% to 12% and clearly much closer to the 12% end. Operating income margin, excluding impairment and restructuring expense, is expected to be in the range of 2.75% to 3.25%. And EPS is expected to be in the range of $0.40 to $0.45, also excluding all impairment and restructuring charges.

This implies a much stronger fourth quarter, which is driven mostly by the higher number of production days in North America, South America and Europe. We will continue to provide summaries of our European restructuring  expenses and the progress on the execution of our plan.

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Given the economic conditions, we are focusing on the rapid completion of this program. And early indications are that our end market trends will be mixed in calendar 2013. Like most companies in our space, we are anticipating some market improvement as we move through the year.

In addition, we expect to benefit from new program launches and early results of our European restructuring  activities. So we will be back next quarter with a more definitive outlook in our guidance for our new fiscal year.

With that, Tom, I will turn it back to you.

Tom Burke - Modine Manufacturing Company - President and CEO

Thanks, Mick. If you'd turn to page 17. As we have discussed, Modine has been battling numerous headwinds that are impacting our business including weak conditions in all of our major markets, the planned wind down of the automotive module business particularly in Europe and the impact of the stronger US dollar on our revenues and earnings. However, as we look forward into calendar 2013, we expect the near-term conditions to remain relatively stable with slow recovery in some markets.

Even though this has been a very challenging year for us, I am very pleased with how our teams have responded to these conditions that are largely out of our control. We continue to focus on what we can control. We are managing our costs in a responsible manner. We are on track implementing our European restructuring program.

We also managed to generate free cash flow for the first nine months of our fiscal year despite these challenges. This is a clear testament to the effectiveness of the restructuring actions we have taken in the past and also clear evidence that our focus on return on capital employed and cash generation is working.  These actions are setting Modine up for profitable and sustainable  sales growth.

With that, we would like to take your questions.

QUESTIONS  AND  ANSWERS

Operator

(Operator instructions). David Leiker, Robert W. Baird.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

Good morning, everyone. It's good to see the numbers you are able to put up in these challenging environments. I know it is tough for you, but it looks like under the surface you are doing well on everything.

Tom Burke - Modine Manufacturing Company - President and CEO

Thank you.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

With that comment, Tom, I want to start with if you take the end markets off the table, what are the biggest challenges that you are facing right now?

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Tom Burke - Modine Manufacturing Company - President and CEO

End markets off the table. Clearly, the European team is facing restructuring challenges and just doing a great job, I'll say, but it's a very deliberate engaging process to make the steps we are taking in Europe and I am very pleased with how all parties are coming together working on that. We are making steady progress and my confidence is high, but we still have a ways to go, as you know.

I would say the second issue is clearly Asia. Asia has, from where we were a year and a half ago planning on the bubble, I guess you would call it, we've had to revamp and take some different approaches quickly and we have got the right leadership and the team coming together over there, a lot of good focus on, as we said, how to do that combination of lowering your fixed costs while also keeping that focus on growth. So that is a challenge, because as you know,  the opportunities are there, but you are handling in a down market that we have been facing on the construction side. So it's juggling both those balls at the same time.

But I feel very good  with how we are focused on that and, again this oil cooler opportunity has really come along strongly. We definitely have found a good place to focus on it.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

And then, a follow-up on Asia. A year and a half ago, two years ago you were talking about Asia being breakeven, $100 million in revenue. It looks like you have lowered that breakeven level. Where do you think that is today?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes, we are probably 10% down from where we were and we would like to get a little bit more than that. We can't fix it by lowering our cost, but we can definitely manage the bleeding, if you will. And then, clearly how we are doing that is looking at maybe bringing back some ex-pats that can help that cost basis and bringing on some more local talent as far as business development,  looking for diversification that we need to make over there, significantly so.

I feel we have the right things in place, but it is going to take another year, year and a half to get us to the point where we are breaking even again.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

And is that a business today that if you got those end markets to normalize, I think at one point we were talking about doubling the revenue over four years or something. Is there any context you can put that in for us today?

Tom Burke - Modine Manufacturing Company - President and CEO

We still plan on hitting those targets that are out there. I think it obviously is delayed a bit. We have got the footprint we want. We have got the plants. We have got the products. We need to add another product or two to that region, part of this diversification plan, but the talent, leadership, and the footprint is where we need it.

And if you look at India, again, it is the same story. The right products going into the right markets and we just need a market recovery. So it is a little bit of a waiting game so you have to manage that well.

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David Leiker - Robert W. Baird & Company, Inc. - Analyst

Lastly, Mick, on the guidance here, it implies a fourth-quarter number that -- it is not quite doubling the year-to-date numbers, but it is close. And I understand there are more bill days, but in the environment of what we are hearing from a lot of folks about this first calendar quarter, it just seems like a stretch to get there. Can you help flesh that out a little bit?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes, good question. We knew it would come and we challenged ourselves throughout the forecasting process. So, year-to-date adjusting for all the restructuring items we are at about $0.22  EPS so that is clearly implying an $0.18 type fourth quarter.

We look hard, as I mentioned in the script, David, at the amount of sales per production day. And the biggest thing we have going in our favor is our OE businesses and the biggest piece of the entire Company, North America and Europe, we are looking at our fourth quarter at about a constant sales per production day.

Could we have a surprise from maybe an unknown, unannounced customer shutdown? We could. But we feel good about that number and we certainly wouldn't put it out if we didn't believe we could hit that estimate.

And also last year, we had a lot of things going in our favor, but we had a similar trend last year and even the fourth quarter a year ago was a $0.33 type quarter. So really that is what it is banking on is North America, Europe, and Asia hitting the revenue side.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

Yes, on the revenue side of that line last year, your revenues were up call it $15 million. This year you are looking at a $65 million increase. So when you look at that revenue per production days being flat, is that sequentially or is that versus last year?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

No, that is sequentially.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

Sequentially. Yes, well, that sounds reasonable. Thanks. I will let some other folks go. Thanks.

Operator

Ann Duignan, JPMorgan.

Mike Shlisky - JPMorgan Chase & Co. - Analyst

It's Mike Shlisky filling in for Ann. Good morning.

I want to start out with a question about your North America commercial truck business. You mentioned it was flat in the quarter, but [inaudible] was actually down 20% or more during the quarter. So I wanted to see if you had any big successes during the quarter, or was it some kind of timing issue?

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Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes. Your question is about North America, right?

Mike Shlisky - JPMorgan Chase & Co. - Analyst

Yes, sir.

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes. We have been talking a little bit about the shift in Modine in the last year in North America. We have become, right now, we have become much more of a balanced business between mediums and heavies.

So heavies, everyone was following heavies closely and they clearly got pounded in the December quarter. I think down about 23%.

Mediums were up about, depending on who you talk to, up about 18%. So I think what you're seeing from us is actually in this quarter it worked a little bit in our favor. I think earlier in the year people were asking us where the sales were, because Class 8s were doing so well on a year over year.

So I think short answer to your question, what you are seeing is a balance. We were actually up in mediums and we were down in heavies.

Mike Shlisky - JPMorgan Chase & Co. - Analyst

Great. And that does bring up my follow-up question to that is, about your, but even to the outlook for 2013, I was wondering what could you tell us what kinds of trucks are driving that in that segment in 2013 in North  America? Is it a vocational, or --?

Tom Burke - Modine Manufacturing Company - President and CEO

Well, we have Class 8s in 2013 so mix that down somewhere between 8% and 12% is our outlook for this year and again the medium's flat to up. So the mix is again a little bit more favorable to mediums, I think, as far as the balance it is going to be a lower front end and a stronger back end. So it's definitely very customer dependent. So that is the other key thing. Some customers that are strengthening  market share and maybe some others that are dropping as well. So you balance that together is how we get to our outlook of 8% to 12%.

Mike Shlisky - JPMorgan Chase & Co. - Analyst

Then, switching over briefly to Europe, you mentioned down 5% to 10%. That is probably a bit lower than some folks out there had been predicting for the market. Just wanted to clarify. This sounds like then what you're saying is it's down 5% to 10% for the industry without any kind of pre-buy or pull forward. I wanted to figure out -- I wanted to delineate between pre-buy and pull forward with you guys. Is this a pure number, basically?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes, great question. And I tell you, as I mentioned also, we are in the middle of our planning process and this commercial vehicle market continues to move. So what we had talked about on the slide is really using third-party data. Probably the same data all of you use. And a couple weeks ago, that was flat to modestly up and most recently consensus -- if that is what you would call it - saying more of a decline in Commercial Vehicles -- but I would say people that we follow are everything from down a little bit to up a little bit.

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With that said, I'm maybe let's Tom comment because clearly what is going on in here between the market being down is this what is the mix of sales going to be between Euro 5 vehicles and Euro 6 because, frankly, our business is going to grow as Euro 6 launches. Tom, maybe you could talk about that mix.

Tom Burke - Modine Manufacturing Company - President and CEO

Yes, clearly  with the market dynamics that are going on and a slowdown in the economy, the Euro 6 introductions have come on much lower than we had planned. As a matter of fact, as I mentioned in my earlier comments the Euro 5 compliant vehicles sales will extend well into calendar 2013. We are anticipating that maybe two thirds, one third mix of Euro 5, Euro 6 going into calendar 2013. So we have a mix issue that is on top of just say this normal market dynamic  that is happening.

Mike Shlisky - JPMorgan Chase & Co. - Analyst

Great. If I may squeeze in one more about your cost control efforts. Could you maybe tell us a little bit about what the scale and scope of that might be? When we could start seeing some benefits from that that are large and then, what is a good SG&A run rate going forward, given some of your efforts there?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Are you talking about in Europe?

Mike Shlisky - JPMorgan Chase & Co. - Analyst

Actually overall. You guys had mentioned you were going to control costs in a responsible manner. Just wondering if I could get some more detail on that, that's all.

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes. You have got a lot of questions there built in. The good ones. I would tell you that it's at every level of the Company and if our management, full management team was in the room here, they would agree. We are down, we manage to a level of travel and entertainment, you name it, in the year we have been in, we are managing at a very small level of spending.

So it is everything from headcount to new growth initiatives to daily costs. Clearly what we are trying to do and we tried to communicate to you is we are trying to protect the future growth. We are hiring where we need to hire. We are investing in new engineering products in our R&D. But everywhere where we have got discretionary cost, we have a serious discussion about it.

This year we will clearly finish if you look at our run rate it's $42 million, $43 million. We are going to finish this year well below last year in SG&A.

I would say as we go forward, absent a Europe which we would expect to see some cost reductions  coming out of all of the actions we've taken, Modine globally we would resume probably a more normal growth rate or increase, maybe call it inflation type growth in SG&A. Meaning, we've taken out and squeezed everywhere we can, but we will probably need to get back to more normal levels of inflation for salaries and benefits.

Tom, did you want to add anything?

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Tom Burke - Modine Manufacturing Company - President and CEO

No, I think you said that perfectly. The example that we are trying to balance when we say "responsible" is contain cost but don't take the focus off growth. And I think the Asia team is a classic example of that where we have got in the phase where we have got a stable operation  on the ground bringing back ex-pats helped develop that, and bringing in maybe local new development  business development  talent that can help us grow across the Asia region. So we are not just controlling cost, but making sure that we keep the eye on the future as well.

Mike Shlisky - JPMorgan Chase & Co. - Analyst

All right. Thanks so much. I will hop back in line.

Operator

(Operator instructions). Walt Liptak, Barrington Research.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Good morning, everyone. Hope you don't mind if we go back to the fourth-quarter guidance because it is a pretty big revenue delta going from the third quarter to the fourth. I am coming up with about $40 million, $45 million of higher  sales in the fourth.

But so, I understand the comment about the production days, but are you saying that, in January, your production or sales per day is tracking to get you to that higher revenue level?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes. As we sit today and we are coming at the end of January, we are tracking to the guidance we are giving you and we have been tracking this month to this fourth quarter. So that is why we said with really less than a quarter to go. Still you guys are right to ask. There is a lot going on out there in the market. We were probably  more concerned, Tom, about what would happen after the holidays coming back in January. That has held up pretty well.

But it is basically we get hit pretty hard in North America with Thanksgiving and Christmas and then, in Europe, the extended Christmas shutdown. Those two segments alone have a significant additional number of production days in our fourth quarter.

Also in there, since it is such a focus for the analysts here, there is some tooling sales that we have in our fourth quarter that I don't have the exact numbers with me, but could account to $5 million to $10 million of that increase. As a reminder that is production tooling that we buy and validate on behalf of our customers, and then when it is validated, we sell those tools to the customer - it flows through the sales and gross profit line in that manner.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Are those tool sales related  to the new products?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes and the biggest piece of that, frankly, would be in Europe relating to all of the truck program launches.

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Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay. Are margins pretty good on that tooling? Or do you sell it at cost?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

No, I mean it depends on the program, but the customers are very good at managing that tightly.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

And I wanted to go back to the Euro 6 and make sure I understand this, that your products are geared towards Euro 6. And so if there is a pre-buy and continued higher sales of Euro 5, then these new product launches push out.

Tom Burke - Modine Manufacturing Company - President and CEO

Well, that is exactly right. We had a 10% to 12% market share in the commercial truck market going into Euro 6 transition with the technology we brought in to capture more market share. That came in with the opportunity of Euro 6-compliant engines.

With the way the dynamics are working in the market,  Euro 5 sales, January 1, '14 is the key date for compliance. So Euro 5 production is going well into this current calendar year. And as I said, the mix that they were sending up is that there is higher demand of Euro 5 than there is Euro 6. So our market share is going to be delayed at getting up to that approaching 50% level that we have been discussing in previous calls until later in the year.

But it has been a slow ride, which is impacting our revenue, obviously, as that delay occurs.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Is there also a transition inventory that the companies are allowed to build with Euro 5?

Tom Burke - Modine Manufacturing Company - President and CEO

I am not sure of that. I have not heard of that, Walt. I think this is part of this why they did not have an incentive to pull things forward is to let the natural transition of the marketplace occur. So, I don't think that's as planned out in that manner. So, I think that we will hear more normal run rate going into this transition.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Okay. And just one last one. Those market outlook boxes that you've got, just to clarify. These are kind of a macro or whatever industrial service you use to track those end markets. This is not based on your customer outlook or your individual expected production for 2013 calendar year.

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Good question clarification. this is -- we use independent  third-party data and right now -- and then we use that to feed our planning process. So right now, it is a fairly high level look at where we see the end markets. You are right in that.

And also, frankly, Modine can be both better and worse than the market outlook depending, Tom pointed out in one case, we are not with every truck customer so sometimes it depends on which customers we are with. Also in the case of agricultural and construction equipment, we tend  to be on certain platforms. For example, in agricultural we tend to be much bigger on the higher combine kind of size. So a lot of times this data is a little bit general and that is why I wanted to point out, we will give you a lot more specifics for it next quarter  as it relates to Modine.

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Walt Liptak - Barrington Research Associates, Inc. - Analyst

Thanks.

Operator

David Leiker, Robert W. Baird.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

Just a couple things to follow up on. Not to belabor this Euro 6 thing, but I just want to try and sketch out a couple of details. Are you shipping -- I know there are a few truck makers with Euro 6 trucks in the market today. Are you shipping any Euro 6 product today?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes. We are shipping the Euro 6 product at a much lower anticipated production rate.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

And so do you see this choppiness  in the European production, is that impacting the Euro 5 stuff you are not on or is that impacting some of your Euro 6 product?

Tom Burke - Modine Manufacturing Company - President and CEO

That is having more of an impact on Euro 6 product. We had a very small exposure to Euro 5 as far as components and systems. So there is some impact there, but on the upside for that because our exposure is low it is not having much of a bottom-line impact.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

So what do you anticipate right now from your customers on the time line of when you are point to begin shipping Euro 6 product. Is that a calendar Q3 event or calendar Q4?

Tom Burke - Modine Manufacturing Company - President and CEO

Well, it is ramping up. In both cases and starting with third, it's just a matter of getting that launch curve ramped up and so we are staying very close with customer projections and I really don't have a time line when it hits full run rate, but it is definitely a slower launch curve than they projected to us early in the game. So, as you know with any launch curve it is subject to a lot of factors, supply base being one of them, which we are in good shape. But also market receptivity, and what we're seeing is our customers having much more bigger head wind on going rushing to Euro 5. The vehicles are staying with Euro 5 before jumping to Euro 6.

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David Leiker - Robert W. Baird & Company, Inc. - Analyst

Absolutely.  So you are essentially getting a double whammy now because you are producing and so those costs are running to your P&L but the revenue is not there. So not only did your revenue get pushed out, but the cost of the launch is higher than what you would have expected. Is that right?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes. I was just going to jump in to add that comment and those that have followed us for a while know this journey started with deemphasizing some of the module business in automotive and replace it with truck where we had a very small share. So, we have invested a large amount of capital because of the requirements in the manufacturing  process and, frankly, making sure we put everything in the right locations. But we have invested a significant amount of assets to produce at a large -- 40% of the truck market in Europe.

So you are right. As the auto is winding down and they have delayed the Euro 6, we not only have the volume impact, but now we have got that excess capacity that we need to fill. And when we give you guidance next quarter we will spend a little time to help you out. We will talk a little bit about how Europe is flowing through the year, because I know that will be a critical assumption for us as well as all of you of how that Euro 6 launch activity ramps up.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

And then, on the wind down of the legacy business. It seems like you are managing  the cost side of that pretty well. Is that a fair observation?

Mick Lucareli - Modine Manufacturing Company - VP-Finance and CFO

Yes. Absolutely. The team over in Europe gets kudos for that. It is very difficult. We have, the last three years, have probably been EUR50 million to EUR75 million. We know at the beginning of this journey it was going to be EUR100 million plus and we have managed down the assembly operations very well and also the plants that supply each of those components have been very well managed.

Walt Liptak - Barrington Research Associates, Inc. - Analyst

Great. And then, just two last things here. Tom, after all these changes that have gone on with Navistar, with Cummins and the 15 liter internally-sourced going away, at the end of the day, there was an opportunity for you to pick up some new business. Can you talk about if anything has come to light on that?

Tom Burke - Modine Manufacturing Company - President and CEO

Well, it's a policy we don't obviously announce what wins or opportunities that are out there. But we feel very confident with our relationship with Navistar. We are engaged closely with them to help them through this transition any way we can and clearly with that that brings opportunities that we are positive on.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

And then, I guess the last thing. We haven't talked in a bit about new business wins and I am guessing on your call next quarter you will talk about that a little bit. But can you give us any sense of what the new business activity is in terms of opportunities to quote for a new business, your win rate and things like that as we look out at 2014, 2015 type business?

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Tom Burke - Modine Manufacturing Company - President and CEO

Yes. I think it would be a great subject, we can go into more detail in it in our year end call. But clearly we are happy with our pursuits. We have focused down on our product portfolio over the last several years to where we have that right to win as we have talked about and so the pursuits in all those areas are on target. Our win rate percentages are where we expect and so we are feeling very positive about that.

And, clearly, our diversification focus in Asia is going to bring that, strengthen that whole approach to bear within that Asia region  as well. Not to also miss pointing out that the CPG business  which is big prairie for us is a very strong focus. And as I mentioned in my comments we just came back from Dallas earlier this week and spent a couple of days on the stand down there with the new products, our Geofinity and our new roof top and additional heating and schoolroom products, and very pleased with what the attention is on that. And we are starting to get a lot of looks and a lot of quotes and looking for a high hit rate on those products as well.

David Leiker - Robert W. Baird & Company, Inc. - Analyst

Great. Thank you very much.

Operator

I would now like to turn the presentation back over to Ms. Kathy Powers for closing remarks.

Kathy Powers - Modine Manufacturing Company - VP, Treasurer,  and IR

Thank you. This concludes today's call. Thank you for joining us this morning and thanks for your interest in Modine. Goodbye.

Operator

Thank you for your participation in today's call. This concludes the presentation. You may now disconnect and have a great day.

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